SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

         Date of Report (Date of earliest event reported) June 3, 1998

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)


        North Carolina                  0-12781                56-1001967

 (State or other jurisdiction    (Commission File No.)       (IRS Employer
       of incorporation)                                  Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)





         (Former name or former address, if changed since last report)





-------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (3 pages) and Financial Information Release (12 pages), both dated June 3, 1998, related to the fourth quarter and year ended May 3, 1998.

Forward  Looking  Information.  This Report  contains  statements  that could be deemed "forward-looking statements" within the meaning of the federal securities laws, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the Company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could adversely affect the Company. In addition, the value of the U. S. dollar relative to other currencies can affect the competitiveness of the Company's products in international markets.



                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CULP, INC.
                                    (Registrant)


                              By:    Franklin N. Saxon
                                     Senior Vice President and
                                     Chief Financial Officer


                              By:    Phillip W. Wilson
                                     Director of Finance




Dated:   June 3, 1998

                                     -MORE-





FOR IMMEDIATE RELEASE

             CULP REPORTS RECORD SALES AND EARNINGS FOR FISCAL 1998
                                    ----------
                   FOURTH QUARTER REFLECTS PRESSURE ON MARGINS

HIGH POINT, N. C. (June 3, 1998) - Culp, Inc. (NYSE:CFI) today reported higher sales and earnings for the fiscal year ended May 3, 1998. Although the company reported lower earnings for the fourth fiscal quarter, the results for the full year marked the ninth consecutive year of record earnings for Culp.

      For the 1998 fiscal year, net sales totaled $476.7 million, up 20% from $398.9 million in fiscal 1997. Net income for the year rose 13% to $15.5 million, or $1.19 per share diluted, up from $13.8 million, or $1.15 per share diluted, in fiscal 1997.

      Net sales for the quarter increased 29% to $135.8 million compared with $105.7 million a year ago. Net income for the quarter totaled $4.2 million, or $0.31 per share diluted, compared with $4.8 million, or $0.38 per share diluted, in the fourth quarter of fiscal 1997.

      The Company's effective tax rate for fiscal 1998 was 29% compared with 36% a year ago. The lower rate was due principally to increased tax benefits related to the Company's international sales. The reduced tax rate also reflected a higher proportion of earnings from the Company's Canadian subsidiary that is taxed at a lower effective rate.

      "Net sales, net income and earnings per share each set new records for fiscal 1998 as a whole," said Robert G. Culp, III, chief executive officer. "Culp's financial performance for the full year marks an extension of our long-term record of growth. At the same time, several factors contributed to some pressure on profitability that was reflected in our fourth-quarter results. One of the most significant developments related to the $95 million that we invested during fiscal 1998 to support Culp's progress through the acquisition of additional complementary business units and various capital projects intended to expand, modernize and vertically integrate our operations. Although assimilation of the acquisitions and completion of the capital projects have generally proceeded as planned, we have experienced production inefficiencies related to the start-up of several of these initiatives. We believe these variances will prove temporary and are confident about realizing a sound long-term return from these investments."

Culp Reports Record Earnings For Fiscal 1998
Page 3
June 3, 1998


      Culp added, "Incoming orders for our upholstery fabrics and mattress ticking are generally favorable at present. One product category where demand has decidedly slowed, however, is printed flock upholstery fabrics. This has been one of our fastest-growing product groups, stimulated by significant growth in demand from international markets; notably, portions of Eastern Europe and Asia. We accordingly focused a meaningful part of our expansion on additional capacity for these fabrics. Although we believe the longer term outlook is good for increasing shipments of these fabrics, the economic difficulties that many of these regions are experiencing at present are having an understandably adverse impact on demand for home furnishings and our fabrics. We are re-directing our marketing activities to other geographic areas and expect to realize improved results as fiscal 1999 develops."

      "As we start fiscal 1999, we are encouraged about the momentum that Culp has established in the development of new patterns and textures for our upholstery fabrics and mattress ticking. Our completion of the Howard L. Dunn, Jr. design center during fiscal 1998 epitomized the key role that design has in our business. We have been fortunate to add a number of talented designers with solid reputations and a willingness to test new concepts. The design teams now have a truly state-of-the-art facility, and we are pleased with their accomplishments to date. The backdrop of high consumer confidence and stable mortgage rates presents a favorable environment for spending on home furnishings in the United States. We are thus optimistic about Culp's prospects for continued progress in fiscal 1999 as a whole. We recognize that the first half of the year will be challenging and believe that the year-to-year improvement will be more likely to occur during the second half."

      Culp concluded, "Purchases of existing operations and other physical assets have been an integral component of our growth for more than a decade. Although we expect to maintain an active capital investment program during fiscal 1999, the planned spending of $15 million will be less than half the $36 million spend in fiscal 1998. Our primary focus will be the maturation of the projects that have either been or are nearing completion. Culp's profitability has enabled us to support these investments while maintaining a solid financial position. Our funded debt/capital ratio totaled 54% at the close of fiscal 1998 with borrowings of $30 million against our $100 million line of credit. During the fourth quarter, we enhanced our financial flexibility further by closing a private placement of $75 million in senior unsecured notes with a fixed rate of 6.76% for 10 years."

      Culp is the world's largest manufacturer and marketer of upholstery fabrics for furniture and is a leading producer of mattress ticking for bedding. The Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

This Release contains statements that could be deemed "forward-looking statements" within the meaning of the federal securities laws, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the Company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could adversely affect the Company. In addition, the value of the U.S. dollar relative to other currencies can affect the competitiveness of the Company's products in international markets.

                                   CULP, INC.
                         Condensed Financial Highlights

                                                     Three Months Ended
                                                   May 3,         April 27,
                                                   1998             1997

Net sales                                      $135,834,000      $105,678,000
Net income                                        4,156,000         4,840,000
Earnings per share
  Basic                                        $       0.32      $       0.39
  Diluted                                      $       0.31      $       0.38
Average shares outstanding
  Basic                                          12,993,000        12,546,000
  Diluted                                        13,284,000        12,856,000

                                                     Fiscal Year Ended
                                                   May 3,          April 27,
                                                   1998              1997

Net sales                                      $476,715,000      $398,879,000
Net income                                       15,513,000        13,770,000
Earnings per share
  Basic                                        $       1.22      $       1.18
  Diluted                                      $       1.19      $       1.15
Average shares outstanding
  Basic                                          12,744,000        11,624,000
  Diluted                                        13,042,000        11,929,000
                                      -END-

                       CULP, INC. FINANCIAL INFORMATION RELEASE
                            CONSOLIDATED INCOME STATEMENTS
       FOR THREE MONTHS AND TWELVE MONTHS ENDED MAY 3, 1998 AND APRIL 27, 1997

                  (Amounts in Thousands, Except for Per Share Data)

                                           THREE MONTHS ENDED (UNAUDITED)
                               --------------------------------------------------------

                                     Amounts                         Percent of Sales
                               ---------------------                --------------------
                                May 3,    April 27,    % Over
                                 1998       1997      (Under)        1998       1997
                               ---------- ----------  ---------     ---------  ---------

Net sales                    $   135,834    105,678     28.5 %        100.0 %    100.0 %
Cost of sales                    112,644     85,386     31.9 %         82.9 %     80.8 %
                               ---------- ----------  ---------     ---------  ---------
      Gross profit                23,190     20,292     14.3 %         17.1 %     19.2 %

Selling, general and
  administrative expenses         15,277     11,730     30.2 %         11.2 %     11.1 %
                               ---------- ----------  ---------     ---------  ---------
      Income from operations       7,913      8,562     (7.6) %         5.8 %      8.1 %

Interest expense                   1,837      1,019     80.3 %          1.4 %      1.0 %
Interest income                      (69)       (90)   (23.3) %        (0.1) %    (0.1) %
Other expense (income), net          753        404     86.4 %          0.6 %      0.4 %
                               ---------- ----------  ---------     ---------  ---------
      Income before income taxes   5,392      7,229    (25.4) %         4.0 %      6.8 %

Income taxes  *                    1,236      2,389    (48.3) %        22.9 %     33.0 %
                               ---------- ----------  ---------     ---------  ---------
       Net income             $    4,156      4,840    (14.1) %         3.1 %      4.6 %
                               ========== ==========  =========     =========  =========

Net income per share               $0.32      $0.39    (17.9) %
Net income per share
(assuming dilution)                $0.31      $0.38    (18.4) %
Dividends per share              $0.0350    $0.0325      7.7 %
Average shares outstanding        12,993     12,546      3.6 %
Average shares outstanding
(assuming dilution)               13,284     12,856      3.3 %



                                                 TWELVE MONTHS ENDED
                               --------------------------------------------------------

                                     Amounts                         Percent of Sales
                               ---------------------                --------------------
                                May 3,    April 27,    % Over
                                 1998       1997      (Under)        1998       1997
                               ---------- ----------  ---------     ---------  ---------

Net sales                    $   476,715    398,879     19.5 %        100.0 %    100.0 %
Cost of sales                    393,154    326,394     20.5 %         82.5 %     81.8 %
                               ---------- ----------  ---------     ---------  ---------
      Gross profit                83,561     72,485     15.3 %         17.5 %     18.2 %

Selling, general and
  administrative expenses         52,987     45,058     17.6 %         11.1 %     11.3 %
                               ---------- ----------  ---------     ---------  ---------
      Income from operations      30,574     27,427     11.5 %          6.4 %      6.9 %

Interest expense                   7,117      4,671     52.4 %          1.5 %      1.2 %
Interest income                     (304)      (280)     8.6 %         (0.1) %    (0.1) %
Other expense (income), net        1,912      1,521     25.7 %          0.4 %      0.4 %
                               ---------- ----------  ---------     ---------  ---------
      Income before income taxes  21,849     21,515      1.6 %          4.6 %      5.4 %

Income taxes  *                    6,336      7,745    (18.2) %        29.0 %     36.0 %
                               ---------- ----------  ---------     ---------  ---------
      Net income             $    15,513     13,770     12.7 %          3.3 %      3.5 %
                               ========== ==========  =========     =========  =========

Net income per share               $1.22      $1.18      3.4 %
Net income per share
(assuming dilution)                $1.19      $1.15      3.5 %
Dividends per share                $0.14      $0.13      7.7 %
Average shares outstanding        12,744     11,624      9.6 %
Average shares outstanding
(assuming dilution)               13,042     11,929      9.3 %

* Percent of sales column is calculated as a % of income before income taxes.


                         CULP, INC. FINANCIAL INFORMATION RELEASE
                                CONSOLIDATED BALANCE SHEETS
                              MAY 3, 1998 AND APRIL 27, 1997

                                  (Amounts in Thousands)

                                                    Amounts                 Increase
                                           ---------------------------
                                              May 3,      April 27,        (Decrease)
                                                                      ----------------------
                                                1998          1997      Dollars      Percent
                                            -------------- ----------- ----------    --------
Current assets
     Cash and cash investments            $         2,312         830      1,482     178.6 %
     Accounts receivable                           73,773      56,691     17,082      30.1 %
     Inventories                                   78,594      53,463     25,131      47.0 %
     Other current assets                           7,808       5,450      2,358      43.3 %
                                            -------------- ----------- ----------    --------
             Total current assets                 162,487     116,434     46,053      39.6 %

Restricted investments                              4,021      11,018     (6,997)    (63.5)%
Property, plant & equipment, net                  128,805      91,231     37,574      41.2 %
Goodwill                                           55,162      22,262     32,900     147.8 %
Other assets                                        4,340       3,007      1,333      44.3 %
                                            -------------- ----------- ----------    --------

             Total assets                 $       354,815     243,952    110,863      45.4 %
                                            ============== =========== ==========    ========



Current liabilities
     Current maturities of long-term debt $        3,325         100      3,225    3,225.0%
     Accounts payable                             37,214      29,903      7,311      24.4 %
     Accrued expenses                             17,936      15,074      2,862      19.0 %
     Income taxes payable                          1,282       1,580       (298)    (18.9)%
                                           -------------- ----------- ----------    --------
             Total current                        59,757      46,657     13,100      28.1 %
             liabilities

Long-term debt                                   152,312      76,541     75,771      99.0 %

Deferred income taxes                             11,227       9,965      1,262      12.7 %
                                           -------------- ----------- ----------    --------
             Total liabilities                   223,296     133,163     90,133      67.7 %

Shareholders' equity                             131,519     110,789     20,730      18.7 %
                                           -------------- ----------- ----------    --------

             Total liabilities and
             shareholders' equity        $       354,815     243,952    110,863      45.4 %
                                           ============== =========== ==========    ========

Shares outstanding                                13,007      12,609        398       3.2 %
                                           ============== =========== ==========    ========

                                   CULP, INC.
                          FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED MAY 3, 1998 AND APRIL 27, 1997
                             (Amounts in Thousands)


                                                             TWELVE MONTHS ENDED
                                                            ----------------------
                                                                   Amounts
                                                            ----------------------
                                                              May 3,    April 27,
                                                               1998       1997
                                                            ----------- ----------
Cash flows from operating activities:
    Net income                                           $      15,513     13,770
    Adjustments to reconcile net income to net
      cash provided by operating activities:
         Depreciation                                           14,808     12,688
         Amortization of intangible assets                       1,371        810
         Provision for deferred income taxes                     1,416        966
         Changes in assets and liabilities, net of
         effects of payments for businesses acquired:
           Accounts receivable                                 (13,207)    (4,653)
           Inventories                                         (17,684)    (6,068)
           Other current assets                                   (660)      (348)
           Other assets                                           (380)      (205)
           Accounts payable                                      6,477      2,586
           Accrued expenses                                      1,506      2,510
           Income taxes payable                                   (298)     1,383
                                                            ----------- ----------
              Net cash provided by operating activities          8,862     23,439
                                                            ----------- ----------
Cash flows from investing activities:
    Capital expenditures                                       (35,879)   (26,958)
    Purchases of restricted investments                         (8,770)    (9,770)
    Purchase of investments to fund deferred
    compensation liability                                        (581)      (563)
    Sale of restricted investments                              15,767      4,002
    Payments for businesses acquired                           (42,966)         0
                                                            ----------- ----------
              Net cash used in investing activities            (72,429)   (33,289)
                                                            ----------- ----------
Cash flows from financing activities:
    Proceeds from issuance of long-term debt                    86,246     54,500
    Principal payments on long-term debt                       (17,100)   (59,900)
    Change in accounts payable-capital expenditures             (2,873)         9
    Dividends paid                                              (1,786)    (1,513)
    Proceeds from common stock issued                              562     17,086
                                                            ----------- ----------
              Net cash provided by financing activities         65,049     10,182
                                                            ----------- ----------

Increase in cash and cash investments                            1,482        332

Cash and cash investments at beginning of period                   830        498
                                                            ----------- ----------

Cash and cash investments at end of period               $       2,312        830
                                                            =========== ==========


                        CULP, INC. FINANCIAL INFORMATION RELEASE
                                   FINANCIAL ANALYSIS
                                       MAY 3, 1998


                                 FISCAL 97                FISCAL 98
                                 --------  ---------------------------------------   ---------
                                    Q4         Q1        Q2        Q3        Q4         LTM
                                 --------  ---------------------------------------   ---------

INVENTORIES
      Inventory turns                 6.6         5.8       6.1       5.4      5.9

RECEIVABLES
      Days sales in receivables       49          50        55        52       49
      Percent current & less
      than 30 days past due         99.1%       95.0%     97.8%     94.1%     96.6%

WORKING CAPITAL
      Current  ratio                  2.5         3.6        2.9       3.0       2.7
      Working capital turnover (4)    5.3         5.1        4.8       4.7       4.7
      Operating working capital (4) $80,251    $94,647    $107,797  $112,220  $115,153

PROPERTY, PLANT & EQUIPMENT
      Depreciation rate               7.5%        7.1%      7.4%      7.4%      7.4%
      Percent property, plant &
        equipment are depreciated    47.4%       46.8%     45.3%     44.8%     42.6%
      Capital expenditures         $26,958 (1)  $9,153   $10,063    $8,967    $7,696

PROFITABILITY
      Return on average total capital 11.7%        7.6%     10.0%      8.3%      7.7%        8.4%
      Return on average equity        20.9%       10.2%     15.6%     13.4%     13.1%       13.0%
      Net income per share            $0.39       $0.23     $0.36     $0.32     $0.32       $1.22
      Net income per share (diluted)  $0.38       $0.22     $0.35     $0.31     $0.31       $1.19


LEVERAGE (3)
      Total liabilities/equity       120.2%      123.1%    172.0%    169.2%    169.8%
      Funded debt/equity              59.2%       77.4%    111.7%    116.1%    115.3%
      Funded debt/capital employed    37.2%       43.6%     52.8%     53.7%     53.5%
      Funded debt                   $65,623     $87,930  $131,833  $141,223  $151,616
      Funded debt/EBITDA (LTM) (6)     1.67        2.18      2.83      2.95      3.21
      EBITDA/Interest expense,net(LTM) 9.0         9.1       8.5       7.5        6.6

OTHER
      Book value per share            $8.79       $8.98     $9.30     $9.58    $10.11
      Employees at quarter end        3,146       3,180     3,554     3,771     4,334
      Sales per employee (annualized)$134,000    $125,000  $146,000  $129,000  $134,000
      Capital employed (3)           $176,412    $201,467  $249,838  $262,836  $283,135
      Effective income tax rate        33.0%       35.0%     35.0%     22.2%     22.9%
      EBITDA (2)                      $11,582      $9,012   $12,643   $11,390   $11,796     $44,841
      EBITDA/net sales                 11.0%        9.1%     10.3%      9.6%      8.7%        9.4%

  (1) Expenditures for entire year
  (2) Earnings before interest, income taxes,and depreciation & amortization.
  (3) Long-term debt, funded debt and capital employed are all net of restricted investments.
  (4) Working capital for this calculation is accounts receivable, inventories and accounts payable.
  (5) LTM represents "Latest Twelve Months"
  (6) EBITDA includes pro forma amounts for Phillips, Wetumpka and Artee acquisitions in Qtr 2, Qtr 3 and Qtr 4 of fiscal 1998.


                  CULP, INC. FINANCIAL INFORMATION RELEASE
                   SALES BY PRODUCT CATEGORY/BUSINESS UNIT
   FOR THREE MONTHS AND TWELVE MONTHS ENDED MAY 3, 1998 AND APRIL 27, 1997


                             (Amounts in thousands)

                                     THREE MONTHS ENDED (UNAUDITED)
                           ---------------------------------------------------
                                Amounts                     Percent of Total
                                                                 Sales
                           ------------------              -------------------
                           May 3,    April 27,   % Over
                            1998      1997      (Under)    1998      1997

Product Category/Business Unit
-------------------------  --------  --------  ----------  --------  ---------
Upholstery Fabrics
    Culp Textures        $  25,521    23,027    10.8 %     18.8 %     21.8 %
    Rossville/Chromatex     23,897    20,672    15.6 %     17.6 %     19.6 %
                           --------  --------  ----------  --------  ---------
                            49,418    43,699    13.1 %     36.4 %     41.4 %

    Velvets/Prints          45,044    40,980     9.9 %     33.2 %     38.8 %

    Phillips                10,737         0   100.0 %      7.9 %      0.0 %
                           --------  --------  ----------  --------  ---------
                           105,199    84,679    24.2 %     77.4 %     80.1 %

Mattress Ticking
    Culp Home Fashions      23,520    20,999    12.0 %     17.3 %     19.9 %

Yarn
   Artee                     7,115         0   100.0 %      5.2 %      0.0 %
                           --------  --------  ----------  --------  ---------

                       * $ 135,834   105,678    28.5 %     100.0%    100.0 %
                           ========  ========  ==========  ========  =========


                                          TWELVE MONTHS ENDED
                           ---------------------------------------------------

                                Amounts                     Percent of Total
                                                                 Sales
                           ------------------              -------------------
                           May 3,    April 27,  % Over
                            1998      1997      (Under)    1998      1997

Product Category/Business Unit
-------------------------  --------  --------  ----------  --------  ---------
Upholstery Fabrics
    Culp Textures        $  92,727    88,218     5.1 %     19.5 %     22.1 %
    Rossville/Chromatex     84,740    79,512     6.6 %     17.8 %     19.9 %
                           --------  --------  ----------  --------  ---------
                           177,467   167,730     5.8 %     37.2 %     42.1 %

    Velvets/ Prints        171,389   156,467     9.5 %     36.0 %     39.2 %

    Phillips                32,698         0   100.0 %      6.9 %      0.0 %
                           --------  --------  ----------  --------  ---------
                           381,554   324,197    17.7 %     80.0 %     81.3 %

Mattress Ticking
    Culp Home Fashions      87,285    74,682    16.9 %     18.3 %     18.7 %

Yarn
   Artee                     7,876         0   100.0 %      1.7 %      0.0 %
                           --------  --------  ----------  --------  ---------

                       * $ 476,715   398,879    19.5 %     100.0%    100.0 %
                           ========  ========  ==========  ========  =========



*U.S. sales were $97,383 and $76,517 for the current quarter of fiscal 1998 and fiscal 1997, respectively; and $339,492 and $297,308 for the twelve months of fiscal 1998 and fiscal 1997, respectively. The percentage increase in U.S. sales was 27% for the current quarter and an increase of 14% for the twelve months.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
     FOR THREE MONTHS AND TWELVE MONTHS ENDED MAY 3, 1998 AND APRIL 27, 1997


                             (Amounts in thousands)

                                       THREE MONTHS ENDED (UNAUDITED)
                           -------------------------------------------------------

                                 Amounts                       Percent of Total
                                                                    Sales
                           ---------------------             ---------------------
                            May 3,     April 27,  % Over
   Geographic Area           1998        1997     (Under)     1998       1997
-----------------------    ----------  ---------  ---------  ---------   ---------
North America(Excluding USA)$  8,459      6,924      22.2 %       22.0 %     23.7 %
Europe                         7,964      7,672       3.8 %       20.7 %     26.3 %
Middle East                   10,960      9,769      12.2 %       28.5 %     33.5 %
Far East & Asia                8,542      3,753     127.6 %       22.2 %     12.9 %
South America                  1,687        140   1,105.0 %        4.4 %      0.5 %
All other areas                  839        903      (7.1)%        2.2 %      3.1 %
                           ----------  ---------  ---------   ---------   ---------

                       $      38,451     29,161      31.9 %      100.0 %     100.0 %
                           ==========  =========   =========   =========   =========


                                            TWELVE MONTHS ENDED
                           -------------------------------------------------------
                                 Amounts                       Percent of Total
                                                                    Sales
                           ---------------------             ---------------------
                            May 3,     April 27,  % Over
   Geographic Area           1998        1997     (Under)     1998       1997
-----------------------    ----------  ---------  ---------  ---------   ---------
North America
(Excluding USA)        $      31,160     27,479   13.4 %       22.7 %     27.1 %
Europe                        30,775     25,245   21.9 %       22.4 %     24.9 %
Middle East                   34,412     23,505   46.4 %       25.1 %     23.1 %
Far East & Asia               32,344     19,646   64.6 %       23.6 %     19.3 %
South America                  5,158      2,604   98.1 %        3.8 %      2.6 %
All other areas                3,374      3,092    9.1 %        2.5 %      3.0 %
                           ----------  ---------  ---------  ---------   ---------

                       $     137,223    101,571   35.1 %      100.0 %    100.0 %
                           ==========  =========  =========  =========   =========




International sales, and the percentage of total sales, for each of the last seven fiscal years follows: fiscal 1992-$ 34,094 (18%); fiscal 1993-$ 40,729 (20%); fiscal 1994-$ 44,038 (18%); fiscal 1995-$ 57,971 (19%); fiscal 1996-
$ 77,397 (22%);  fiscal 1997-$  101,571 (25%);  and fiscal 1998-$ 137,223 (29%).
International sales for for the curent quarter represented 28.3% and 27.6% for 1998 and 1997, respectively.

                                   Culp, Inc.
                     SALES BY BUSINESS UNIT - TREND ANALYSIS
                              1996 vs 1997 vs 1998

                             (Amounts in thousands)

                                   Fiscal 1996                            Fiscal 1997
                      --------------------------------------  -------------------------------------
       Product          Q1      Q2      Q3     Q4    TOTAL      Q1     Q2     Q3      Q4    TOTAL
  Category/Business
        Units
----------------------
Upholstery Fabrics
  Culp Textures        17,584  22,715 20,685  23,400  84,384    20,801  24,001  20,389  23,027  88,218
  Rossville/Chromatex  15,358  17,960 18,567  22,318  74,203    18,165  21,722  18,953  20,672  79,512
                      --------------------------------------  ----------------------------------------
                       32,942  40,675 39,252  45,718 158,587    38,966  45,723  39,342  43,699 167,730

  Velvets/Prints       23,523  32,081 31,836  38,261 125,701    34,867  40,233  40,387  40,980 156,467

  Phillips                -       -      -       -      -         -       -       -       -      -
                      --------------------------------------  ----------------------------------------
                       56,465  72,756 71,088  83,979 284,288    73,833  85,956  79,729  84,679 324,197

Mattress Ticking
  Culp Home Fashions   15,892  17,916 15,388  18,183  67,379    16,696  19,248  17,739  20,999  74,682

Yarn
  Artee                  -       -      -       -      -          -        -       -       -      -
                      --------------------------------------  ----------------------------------------
                       72,357  90,672 86,476 102,162 351,667    90,529 105,204 97,468  105,678 398,879
                      ======================================  ========================================


                                   Culp, Inc.
                     SALES BY BUSINESS UNIT - TREND ANALYSIS
                              1996 vs 1997 vs 1998


                                                          (Amounts in thousands)

                                    Fiscal 1998
                       ---------------------------------------
       Product           Q1       Q2      Q3      Q4   TOTAL
  Category/Business
        Units
---------------------
Upholstery Fabrics
  Culp Textures        21,693   24,454  21,059  25,521   92,727
  Rossville/Chromatex  18,121   21,602  21,120  23,897   84,740
                       ----------------------------------------
                       39,814   46,056  42,179  49,418  177,467

  Velvets/Prints       38,397   43,928  44,020  45,044  171,389

  Phillips               -      10,725  11,236  10,737   32,698
                       ----------------------------------------
                       78,211  100,709  97,435 105,199  381,554

Mattress Ticking
  Culp Home Fashions   21,287   22,217  20,261  23,520   87,285

Yarn
  Artee                  -        -       761   7,115    7,876
                       ----------------------------------------

                       99,498  122,926 118,457 135,834  476,715
                       ========================================

                   Percent increase(decrease) from prior year:
                         Product Category/Business Units
----------------------------------------------------------------------------------------------------

Upholstery Fabrics
 Culp Textures         (10.3)   (0.5)  (1.2)     7.6   (0.9)     18.3   5.7    (1.4)  (1.6)    4.5
 Rossville/Chromatex     1.4    14.0   13.2     35.5   16.4      18.3  20.9     2.1   (7.4)    7.2

                      --------------------------------------  -------------------------------------
                        (5.2)     5.4    5.1    19.7    6.5      18.3  12.4     0.2   (4.4)    5.8

 Velvets/Prints         13.9     21.3   12.5    21.8   17.7      48.2  25.4    26.9     7.1   24.5

 Phillips                  -       -      -       -      -         -     -       -       -      -
                      --------------------------------------  -------------------------------------
                         1.9     11.9    8.3    20.6   11.2      30.8  18.1    12.2     0.8   14.0

Mattress Ticking
 Culp Home Fashions      45.1    33.6   26.7    14.9   28.8       5.1   7.4    15.3    15.5   10.8

Yarn
 Artee                    -       -      -       -      -         -     -       -       -      -
                      --------------------------------------  -------------------------------------

                          9.1    15.6   11.2    19.6   14.2      25.1  16.0    12.7     3.4   13.4
                      ======================================  =====================================

Overall Growth Rate

Internal (without
acquistions)              6.4    13.0    8.7    19.6   12.3      25.1  16.0    12.7     3.4   13.4
External                  2.7     2.6    2.5            1.9       -     -        -       -       -
                      --------------------------------------  -------------------------------------

                          9.1    15.6   11.2    19.6   14.2      25.1  16.0    12.7     3.4   13.4
                      ======================================  =====================================

                   Percent increase(decrease) from prior year:
                         Product Category/Business Units
-------------------------------------------------------------------------------------------------------------

Upholstery Fabrics
    Culp Textures         4.3      1.9     3.3   10.8    5.1
    Rossville/Chromatex  (0.2)    (0.6)   11.4   15.6    6.6
                        ---------------------------------------
                          2.2      0.7     7.2   13.1    5.8

    Velvets/Prints       10.1      9.2     9.0    9.9    9.5

    Phillips
                            -    100.0   100.0  100.0  100.0
                        ---------------------------------------
                          5.9     17.2    22.2   24.2   17.7

Mattress Ticking
    Culp Home Fashions   27.5     15.4    14.2   12.0   16.9

Yarn
    Artee                -        -      100.0 100.0  100.0
                        ---------------------------------------
                          9.9     16.8    21.5   28.5   19.5
                        =======================================

Overall Growth Rate
Internal (without
acquistions)              9.9      6.6     9.2   11.6    9.3
External                  -       10.2    12.3   16.9   10.2
                         --------------------------------------
                          9.9     16.8    21.5   28.5   19.5
                        =======================================


                                                          (Page 8 of 12)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
   for the three and twelve month periods ended May 3, 1998 and April 27, 1997


INCOME STATEMENT COMMENTS

GENERAL - Net sales increased 28.5% to $135.8 million and net income decreased 14.1% to $4.2 million for the fourth quarter, as compared with the same quarter of last year. Net sales for the quarter excluding the operations acquired during fiscal 1998 increased 11.6% versus the same quarter of last year. The company's net profit margin decreased to 3.1% for the quarter from 4.6% a year ago. Also, the company achieved a return on average shareholders' equity of 13.0% for fiscal 1998. The company acquired Phillips Mills on August 5, 1997, Wetumpka Yarn on December 30, 1997, and Artee Industries on February 2, 1998. The acquisitions were accounted for as purchases. The results of these companies are therefore included in Culp's results since their respective acquisition dates.

The company attributes its longer term record of growth to several key competitive strengths:

Broad Product Offering - marketing one of the broadest product lines in the upholstery fabrics and mattress ticking industry. Through its extensive manufacturing capabilities, the company competes in every major category of the industry except leather.

Diverse Global Customer Base - penetrating other end-use markets in addition to U.S. residential furniture, such as bedding, international, commercial furniture and juvenile furniture; sales to these other markets accounted for approximately 54% of net sales during the fourth quarter; additionally, no one customer accounted for more than 7% of sales during the quarter;

Design Innovation - investing in the creative aspect of our business - the company has significantly increased the resources (both designers and computer-aided design (CAD) systems) dedicated to the design and product development areas in each business unit; the company's in-house design, product development, CAD and support staff now includes over 90 people. Additionally, the company opened its state-of-the-art Design Center in Burlington, North Carolina during January 1998. This facility now brings together most of the company's design resources in one location and utilizes advanced CAD systems and technology;

Vertical  Integration  -  realizing  additional  manufacturing   integration  by
producing most of its specialty raw material components that are used in the manufacture of its products; and

Ability to Identify and Integrate Acquisitions - investing in selective acquisitions in complementary businesses which we know and understand, and that strengthen existing marketing positions or add strategic vertical manufacturing capabilities.

NET SALES - All business units reported gains in sales for the fourth quarter and full year. The overall increases for the quarter and year were principally due to the incremental sales from acquisitions, international sales growth of 31.9% for the quarter and 35.1% for the year, and continued gains in sales of mattress ticking of 12.0% for the quarter and 16.9% for the year. (See various sales schedules included in this Form 8-K). International sales in all major regions and each upholstery fabric business unit increased, and they accounted for 28% of net sales for the quarter and 29% for the year. The vast majority of the international sales represent sales of upholstery fabrics to residential furniture distributors and manufacturers. (See International Sales by Geographic Area schedule on page 6.) Almost all of the company's international sales are
denominated   in  U.S.   dollars.

Incoming order trends for Phillips and Rossville/Chromatex are improving at present due principally to increased international sales. Order trends for Culp Home Fashions remain very positive. Late in the fourth quarter of fiscal 1997, however, incoming orders for the company's wet and heat-transfer printed flock product lines began to slow considerably. This trend, which the company believes is also affecting the other major flock fabric competitors, continued through May. As a result, the Velvets/Prints division has significantly curtailed production schedules thus far in the first quarter of fiscal 1999. A large percentage of the company's sales of this product line, and the industry in general, were being shipped directly or indirectly to customers in the emerging markets of Russia and other former Soviet countries, India and Eastern Europe.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
   for the three and twelve month periods ended May 3, 1998 and April 27, 1997




All of these areas are generally experiencing very weak economic conditions which, in turn, have affected demand for furniture and other home furnishiings. The company is re-directing its marketing focus for this product category to other geographic areas where demand remains favorable and believes the long-term outlokk favors increasing demand for these fabrics internationally.

GROSS PROFIT - The gross profit increase of 14.3% for the fourth quarter versus the same quarter of last year reflects a substantial gain in the Culp Home Fashions and Culp Velvets/Prints business units, the incremental gross profit from the Phillips and Artee business units, and moderate decreases in
Rossville/Chromatex  and  Culp  Textures.  Additionally,  the  year  end  credit adjustment for LIFO for fiscal 1998 was significantly less than the credit adjustment for LIFO in 1997. The overall gross profit margin of 17.1% decreased for the fourth quarter from 19.2% in the same quarter of last year. Factors which adversely affected the company's profitability and margins during the quarter included: (a) incremental costs at Rossville/Chromatex associated with the planned relocation of its Rossville dobby weaving facility to a new plant in Chattanooga, TN, (b) lower profitability in the Culp Textures business unit that resulted from decreases in profits of its jacquard product line and from the fabric finishing expansion to bring in house the fabric finishing for Phillips and (c) lower margins on certain international shipments from Rossville/Chromatex and Culp Textures. These factors were offset in part by (a) improving productivity related to various expansion projects in the Velvets/Prints business unit as well as higher profitability in its velvet product lines, (b) contributions from Phillips and Artee, and (c) the operation of its jacquard greige goods facility in Canada (Rayonese) where a major expansion of wide weaving capacity was completed during the third quarter of fiscal 1998.

For the first  quarter  of fiscal  1999 and  likely  continuing  into the second quarter, the company's gross margins are expected to be under pressure principally due to the substantial softness that has developed in demand for printed flock fabrics. Other factors that may adversley affect margins include
(a) lower margins on certain international shipments of fabrics (b) competitive pressures relating to demand for the company's jacquard product lines, and (c) continuing costs associated with completion of the project to expand fabric finishing to accommodate the Phillips finishing requirements. The company has instituted several key initiatives to address these situations, including (a) combining the Rossville/Chromatex and Culp Textures business units, which manufacture and market woven upholstery fabrics to the residential and commercial furniture markets, into one division under a single management team; and (b) naming a new president for the Culp Velvets/Prints division as well as a new VP of International Sales and Marketing with significant experience in the printed flock fabric international market. The Company believes that it should benefit during fiscal 1999 from further improvement in the productivity related to the expansion projects and from a stronger contribution from the operations acquired during fiscal 1998.

S,G&A EXPENSES - S,G&A expenses for the fourth quarter were essentially flat as a percentage of sales versus the same period of last year. The increase in absolute dollars is principally due to incremental S,G&A expenses for Phillips and Artee, higher sales commissions related to international sales, significant investments in additional design resources, and higher accruals for incentive-based compensation plans. The higher cost associated with incentive compensation plans for the fourth quarter occurred primarily because of differences in the timing of accruals in fiscal 1998 versus fiscal 1997.

INTEREST EXPENSE - The increase for the fourth quarter of 80.3% over the same quarter of last year is due to higher average borrowings outstanding, which resulted from the company's fiscal 1998 acquisitions of Phillips and Artee, and from capital expenditure and working capital investments that were made during the year. Due to the significant capital expenditures for fiscal 1998, the company began capitalizing interest expense related to major capital projects.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
   for the three and twelve month periods ended May 3, 1998 and April 27, 1997


OTHER EXPENSE (INCOME), NET - Other expense (income) increased to $753,000 from $404,000 in the same quarter of last year, due primarily to the incremental goodwill amortization related to Phillips and Artee as well as to debt issue costs associated with the company's debt agreements.

INCOME TAXES - The effective tax rate for the fourth quarter was 22.9%, compared with 33.0 % for the same quarter of last year. The annual tax rate was 29.0% for fiscal 1998 and 36.0% for fiscal 1997. The lower tax rate resulted from higher than expected tax benefits (in fiscal 1998 as well as prior periods) related to the company's foreign sales corporation ("FSC"), and higher estimated income in Canada which has a lower effective tax rate. The federal tax benefit from the FSC resulted in the overall effective tax rate decreasing to 29.0% from 35.4%. The tax benefit reflected in fiscal 1998 included refunds related to fiscal 1995 through fiscal 1997, and amounted to approximately $658,000. Without these tax refunds from prior years, the effective rate would have been 32.0%. The company is estimating the effective tax rate for fiscal 1999 to be 34%.

EBITDA - EBITDA for the quarter increased 1.8% to $11.8 million from last year's fourth quarter and represented 8.7% of net sales compared with 11.0% of net sales for the same period of last year. EBITDA for fiscal 1998 increased 13.8% to $44.8 million and represented 9.4% of net sales compared with 9.9% of net sales for fiscal 1997.

OTHER ITEMS - In order to facilitate the understanding of (a) the company's results (for the fourth quarter and full year) from its recent acquisitions and
(b) the comparisons to prior periods excluding the fiscal 1998 acquisitions, a supplemental income statement schedule has been included (see page 12 of 12). This schedule shows that the acquisitions were accretive during fiscal 1998 and contributed $0.01 per share for the fourth quarter and $0.09 per share for the year. These results were well below the expected levels of performance.

FOURTH QUARTER - Several non-operating items affected the year-to-year comparison in net income for the fourth quarter. The effect of the favorable items (capitalization of interest costs and the lower effective tax rate) was essentially offset by the other items (lower credit for LIFO and the higher expense for incentive compensation).



BALANCE SHEET COMMENTS

WORKING CAPITAL - Accounts receivable increased 30.1% from April 1997, due to the Phillips, Wetumpka and Artee acquisitions and increased sales of 28.5% for the fourth quarter. Days sales' outstanding represented 49 days at May 3, 1998 and April 27, 1997. Accounts receivable increased at a slightly faster rate than sales because of the increasing mix of international sales and mattress ticking sales, which carry longer payment terms than U.S. upholstery fabric sales. Inventories increased 47.0% from April 1997, partly due to the Phillips, Wetumpka and Artee acquisitions, higher overall sales and a higher mix of international sales which have required more finished goods inventory. Inventory turns decreased 11% to 5.9 for the quarter versus 6.6 for the same quarter of last year. Working capital increased significantly to $102.7 million at May 3, 1998, from $69.8 million at April 27, 1997, for the reasons mentioned above.

PROPERTY, PLANT AND EQUIPMENT - The company has maintained a significant program of capital expenditures over the past several years designed to expand capacity to support sales growth, increase vertical integration to lower product costs and control more of its supply of specialty raw materials, and enhance manufacturing efficiencies through modernization. The company had capital spending of approximately $36 million during fiscal 1998, which included about $12.5 million for expansion projects (35%); $10.5 million for vertical integration projects (29%) and $13.0 million for modernization projects (36%). The principal expansion project involved completion of various items related to the Lumberton, N.C. printing facility. The key vertical integration projects included yarn extrusion expansion, additional weaving capacity for jacquard greige goods at Rayonese and fabric finishing for Phillips.. The modernization projects encompass a number of smaller projects throughout the company's operations.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
   for the three and twelve month periods ended May 3, 1998 and April 27, 1997



Depreciation expense for fiscal 1998 was $14.8 million. For fiscal 1999, the company is planning to significantly reduce its capital spending to approximately $15 million, and concentrate its efforts on improving the results of the investments made during fiscal 1997 and fiscal 1998. The two largest projects that are currently planned for fiscal 1999 are: (a) completion of the polypropylene yarn extrusion expansion, which began in early fiscal 1998; and
(b) building expansions in the Culp Home Fashions business unit to accommodate the significant growth in the company's sales of mattress ticking over the last several years. Depreciation for fiscal 1999 is currently estimated to be approximately $19 million.

LONG-TERM DEBT - The company's funded debt-to-capital ratio was 53.5% at May 3, 1998, up from 37.2% at April 27, 1997. Funded debt was $151.6 million at May 3, 1998, up from $ 65.6 million at April 27, 1997. (Funded debt equals long-term debt, including current maturities, less restricted investments, which represent unspent IRB funds.) The increase in funded debt from April 27, 1997 resulted from the Phillips, Artee and Wetumpka acquisitions ($52.8 million), capital expenditures ($35.9 million), a decrease in accounts payable related to capital expenditures ($2.9 million) and was partially offset by an operating cash flow increase of ($8.8 million). On April 2, 1998, the company significantly strengthened its capital structure with the closing of a private placement of $75 million of senior, unsecured notes. The notes have a fixed coupon rate of 6.76% and an average term of 10 years. Additionally, the principal financial covenants include only balance sheet tests: (a) a funded debt to total capital ratio of 60% and (b) a minimum shareholders' equity level. The proceeds were used to repay borrowings under the company's bank credit facility.


ACQUISITIONS

PHILLIPS MILLS ACQUISITION - On August 5, 1997, the company acquired the business and certain assets relating to the upholstery fabric businesses operating as Phillips Mills. Based on the terms of the asset purchase agreement, the transaction is valued at approximately $39.5 million, which included cash, seller debt retired, a note payable to the seller and acquisition costs. The consideration for the acquisition also included stock options and an agreement for contingent payments to the selling companies within three years following closing that could range from $0 to $5,500,000, depending upon the future sales performance of the Phillips jacquard fabric product line. (See Form 8-K, dated April 30, 1997, which provides additional information related to the acquisition.)

ACQUISITION OF WETUMPKA YARN - On December 30, 1997, Culp completed the acquisition of the business and certain assets related to the Wetumpka yarn division of Dan River Inc. The transaction value at closing was $1.4 million. (See press release, dated December 17, 1997, which provides additional information about the acquisition.)

ACQUISITION OF ARTEE INDUSTRIES - On February 2, 1998, Culp completed the acquisition of the business and substantially all assets and the assumption of certain liabilities of Artee Industries, Incorporated ("Artee"), a yarn manufacturer. The transaction value at closing was approximately $17.9 million, and included the issuance of 284,211 new shares of Culp common stock, $2.0 million in cash and a $1.6 million short-term note, as well as the repayment at closing of Artee's interest-bearing debt. Also, there is an "earn-out" which provides the opportunity for additional consideration of up to $7.6 million (60% in stock and 40% in cash), based upon the profitability of Artee during Culp's fiscal year ending May 2, 1999. (See Form 8-K, dated October 15, 1997, which provides additional information related to the acquisition.)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
           SCHEDULE OF INCOME STATEMENTS WITH AND WITHOUT ACQUISITIONS
     FOR THREE MONTHS AND TWELVE MONTHS ENDED MAY 3, 1998 AND APRIL 27, 1997

(Amounts in Thousands, Except
      for Per Share Data)                                        THREE MONTHS ENDED (UNAUDITED)
                                   ------------------------------------------------------------------------------------------------
                                   ------------------------------------------------------------------------------------------------
                                                                                                        Percent of Sales
                                                              -------------------------------------     ---------------------------
                                   As Reported                Restated Actual           %Over(under)    Restated Actual
                                     Actual        Less       w/o Acquisitions  Actual  Restated vs     w/o Acquisitions   Actual
                                     May 3,     Acquisitions      May 3,       April 27,  April 27,           May 3,      April 27,
                                      1998                        1998           1997       1997              1998          1997
                                   -----------  -----------    -------------------------------------     ------------  -----------

Net sales                       $    135,834       17,852        117,982        105,678     11.6 %           100.0 %      100.0 %
Cost of sales                        112,644       15,253         97,391         85,386     14.1 %            82.5 %       80.8 %
                                   -----------  -----------    ------------ ----------- ------------     ------------  -----------
       Gross profit                   23,190        2,599         20,591         20,292      1.5 %            17.5 %       19.2 %

Selling, general and
  administrative expenses             15,277        1,261        14,016          11,730     19.5 %            11.9 %       11.1 %
                                    -----------  -----------    ------------ ----------- ------------     ------------  -----------
       Income from operations          7,913        1,338         6,575           8,562    (23.2)%             5.6 %        8.1 %

Interest expense                       1,837          801         1,036           1,019      1.7 %             0.9 %        1.0 %
Interest income                          (69)           0           (69)            (90)   (23.3)%            (0.1)%       (0.1)%
Other expense (income), net              753          290           463             404     14.6 %             0.4 %        0.4 %
                                   -----------  -----------    ------------  ----------- ------------     ------------  -----------
       Income before income taxes      5,392          247         5,145           7,229    (28.8)%             4.4 %        6.8 %

Income taxes                           1,236           97         1,139           2,389    (52.3)%            22.1 %       33.0 %
                                   -----------  -----------    ------------  ----------- ------------     ------------  -----------
       Net income               $      4,156          150         4,006           4,840    (17.2)%             3.4 %        4.6 %
                                   ===========  ===========    ============  =========== ============     ============  ===========

Net income per share                   $0.32        $0.01          $0.31          $0.39    (20.5)%
Net income per share (assuming
dilution)                              $0.31        $0.01          $0.30          $0.38    (21.1)%

                                                        TWELVE MONTHS ENDED
                                   ----------------------------------------------------------------------------------------------
                                                                                                             Percent of Sales
                                                              -------------------------------------     ---------------------------
                                   As Reported                Restated Actual           %Over(under)    Restated Actual
                                     Actual        Less       w/o Acquisitions  Actual  Restated vs     w/o Acquisitions   Actual
                                     May 3,     Acquisitions     May 3,        April 27,  April 27,          May 3,       April 27,
                                      1998                        1998           1997       1997              1998          1997
                                   -----------  -----------    -------------------------------------     ------------  -----------


Net sales                       $    476,715       40,574        436,141       398,879       9.3 %           100.0 %      100.0 %
Cost of sales                        393,154       33,086        360,068       326,394      10.3 %            82.6 %       81.8 %
                                  -----------  -----------    ------------  -----------  ---------        ------------  -----------
       Gross profit                   83,561        7,488         76,073        72,485       4.9 %            17.4 %       18.2 %

Selling, general and
  administrative expenses             52,987        3,166         49,821        45,058      10.6 %            11.4 %       11.3 %
                                   -----------  -----------    ------------ -----------  ---------        ------------  -----------
       Income from operations         30,574        4,322         26,252        27,427      (4.3)%             6.0 %        6.9 %

Interest expense                       7,117        1,900          5,217         4,671      11.7 %             1.2 %        1.2 %

Interest income                        (304)            0           (304)         (280)      8.6 %            (0.1)%       (0.1)%

Other expense (income), net            1,912          627          1,285         1,521     (15.5)%             0.3 %        0.4 %

                                   -----------  -----------    ------------ -----------  ---------        ------------  -----------
       Income before income taxes     21,849        1,795         20,054        21,515       (6.8)%             4.6 %        5.4 %

Income taxes                           6,336          638          5,698         7,745      (26.4)%            28.4 %       36.0 %
                                   -----------  -----------    ------------ -----------   ---------       ------------  -----------
       Net income               $     15,513        1,157         14,356        13,770        4.3 %             3.3 %        3.5 %
                                   ===========  ===========    ============ ===========   =========       ============  ===========

Net income per share                   $1.22        $0.09          $1.13         $1.18       (4.2)%
Net income per share (assuming
dilution)                              $1.19        $0.09          $1.10         $1.15       (4.3)%

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